                                                                    EXHIBIT 10.2

                                  PILOT AGREEMENT

This Pilot  Agreement is entered into as of the 28th day of December 1999 by and between Professional Claim Services, Inc., a New York corporation doing business as  WellPoint  Pharmacy  Management  ("WPM"),  and Cymedix Lynx  Corporation,  a
Colorado corporation ("Cymedix")

                                     RECITALS

A. Cymedix is the developer of Cymedix.com,  a proprietary software product (the
"Cymedix  Software")  designed to enable  healthcare  industry  participants  to effectively communicate vital medical,  financial and administrative information over the  Internet  on a secure  basis and to  execute  standard  administrative transactions, with a view to simplifying communications,  improving patient care and reducing the cost of that care.

B. WPM and Cymedix are parties to a binding letter of intent dated  September 8,
1999 (the "LOI"), providing for the general terms of a pilot program (the "Pilot
Program") to integrate the pharmacy management component of the Cymedix Software the (the "RX  Software")  under  contract  with  Blue  Cross of  California,  an affiliate of WPM ("BCC") and/or other Health Plans.

C. The LOI also  summarizes  the general terms of the  production  programs (the
"Production Programs") that Cymedix will seek to implement with BCC, Unicare and other health plans  (collectively,  "Health  Plans") to expand the use of the TX
Software  and other  special  functionality  modules of the  ("Cymedix  Software
Modules")  among  physicians and healthcare  industry  service  providers  under contract with the Health Plans.

D. In accordance  with the LOI,  Medix  Resources,  Inc.,  the parent company of
Cymedix ("Medix"), has issued to WPM warrants to purchase up to 6 million shares of Medix common stock,  or an amount equal to 19.9%,  on a fully diluted  basis, calculated as of the date of issue, of the total number of outstanding shares of
Medix Common Stock, and has agreed to nominate a designee of WPM for appointment to the Medix board of directors.

E. The  parties  desire  to enter  into  this  Agreement  to  memorialize  their respective  responsibilities  for  implementing,  conducting  and monitoring the
Pilot Program and to establish  objective  criteria for  determining its success
(the "Pilot Criteria").

      Accordingly, the parties hereby agree as follows:

                                        AGREEMENT

1.  Objectives  of the  Pilot  Program.  The Pilot  Program  will  establish  an electronic communication link between WPM and the Pilot Providers,  enabling WPM to evaluate  the  viability  of the link and the value of the RX Software to BCC and/or Health Plans, WPM and the Pilot Providers. During the course of the Pilot
Program,  Cymedix will also complete and validate its data interface  technology included in the Cymedix  Software to automate the process of acquiring  relevant data from legacy medical  management  systems  maintained by the Pilot Providers
(the "Universal Interface")

2. Pilot Criteria.

     2.1 Objective Standards. The Pilot Criteria shall be deemed to be satisfied upon (a) the  establishment  of an electronic  communication  link between WPM's pharmacy  management  information  system and at least 25 Pilot Providers ("Core
Providers")  and (b) the processing of  administrative  transactions by the Core
Providers through the RX Software.

     2.2  Functionality of WPM Message  Specifications.  To achieve the level of functionality  necessary  for  satisfying  the Pilot  Criteria,  the WPM Message
Specifications,  when  properly  input by the Pilot  Provider,  will provide the
Pilot  Provider with data  consisting  of (a) patient  medication  history,  (b)
formulary data and  compliance  recommendations,  (c) drug to drug  interactions
(DUE), (d) prior approval form selection and printing and (e) prescription  form printing and data storage.

     2.3 Role of Universal  Interface.  Completion of the Universal Interface is
an objective of the Pilot Program but shall not be treated as a Pilot Criteria.

3. Pilot  Period.  The Pilot Program shall be conducted for a period (the "Pilot
Period") commencing on the date of this Agreement (the "Commencement  Date") and ending (the  "Termination  Date") upon the  earlier of (a) the  parties'  mutual determination  that the Pilot Criteria have been satisfied or (b) 180 days after the  Commencement  Date.  The Pilot  Period  will be  subject  to  extension  in accordance with the provisions of Section 7.

4.  Pilot  Responsibilities  of WPM.  During  the  Pilot  Period,  WPM shall use commercially  reasonable efforts to complete the following tasks during the time frames specified below:

     4.1 Equipment  Requirements.  On or before the Commencement  Date, WPM will return to Cymedix all computer equipment utilized by Cymedix at WPM's offices in preparation for the Pilot Program and will obtain, at its own expense,  a faster
Internet connection and the computer equipment specified on Schedule B (the "WPM
Equipment  Requirements").  At the election of WPM, Cymedix will arrange for the delivery of the items  comprising  the WPM  Equipment  Requirements  at the unit costs indicated on Schedule B. WPM will ensure that the items comprising the WPM
Equipment  Requirements  remain  dedicated to the Pilot Program  throughout  the
Pilot Period.

     4.2 Delivery of Data Tables.  On or before the Commencement  Date, WPM will deliver to Cymedix all data tables  required by the WPM Message  Specifications, to the extent then available without additional software  programming.  WPM will complete the software  programming  required for delivery of the remaining  data tables  within 30 days after the  Commencement  Date.  At the  election  of WPM,
Cymedix will make its  technical  personnel  available  to assist in  completing those tasks at its standard per diem rates for those  personnel,  together  with reimbursement of their related expenses.

     4.3 Appointment of Project Manager. On or before the Commencement Date, WPM will appoint a qualified  project manager from its professional  staff (the "WPM
Manager") to coordinate WPM's  participation in the Pilot Program throughout the
Pilot Period.  Cymedix will make its personnel  available to provide  sufficient training  to enable  the WPM  Manager to  demonstrate  all  functions  of the RX
Software.  Throughout  the Pilot  Period,  the WPM  Manager  will be  reasonably available  to assist  Cymedix in  answering  any  questions  raised by the Pilot
Providers about the utilization of the RX Software.  WPM  acknowledges  that the availability and  responsiveness of the WPM Manager  throughout the Pilot Period will be critical to the success of the Pilot Program.

     4.4 Coordination  with Pilot Providers.  Upon  identification  of the Pilot
Providers,  WPM will use  commercially  reasonable  efforts to assist Cymedix in making  arrangements  for (a) installation of the RX Software by Cymedix on site at the offices of the Pilot Providers.

     4.5  Participation  in  Presentations.  Upon  reasonable  prior notice from
Cymedix,  the WPM  Manager  or a member  of the  public  relations  staff of WPM appointed by the WPM Manager will participate in field  presentations  organized by Cymedix  during the Pilot  Period to  familiarize  Pilot  Providers  or other health care industry participants with the benefits of the Cymedix Software.

5. Pilot Responsibilities of Cymedix. During the Pilot Period, Cymedix shall use commercially  reasonable efforts to complete the following tasks during the time frames specified below:

     5.1  Systems  Analysis.  Upon  receipt  from  BCC  and/or  Health  Plans of information on physician  practice  groups under contract with Clients,  Cymedix will  perform a  technical  analysis of the  hardware,  software  and  platforms maintained by each prospective Pilot Provider. The results of that analysis will be used by Cymedix in  selecting  Pilot  Providers  for  inclusion  in the Pilot
Program.

     5.2 Software  Installation.  As soon as practicable after completion of the analysis  contemplated by Section 5.1,  Cymedix will provide a list of the Pilot
Providers to WPM. In conjunction with the coordinating  activities  contemplated by Section  4.4,  Cymedix  will  install and test the RX Software on site at the offices of the Pilot Providers.

     5.3 Technical  Assistance.  Throughout the Pilot Period,  Cymedix will make its technical personnel  reasonably available to address any questions raised by
the  Pilot  Providers  about  the  utilization  of  the  RX  Software.   Cymedix
acknowledges that the availability and responsiveness of its technical personnel throughout  the  Pilot  Period  will be  critical  to the  success  of the Pilot
Program.

     5.4  Additional  Cymedix  Software  Modules.  At any tie  during  the Pilot
Period, if required by WPM or BCC and/or Health Plans,  Cymedix will install and test  additional  Cymedix  Software  Modules on site at the offices of the Pilot
Providers.

6. Marketing Undertakings.

     6.1 Use of RX.net  Trademark.  During the Pilot Period and  throughout  the continuation of any Production Programs, WPM shall have the right and license to market and promote the RX Software  under the private label  "RX.net",  provided that the foregoing  license shall not entitle WPM to any  proprietary  rights in the technology or intellectual  property underlying the RX Software or any other
Cymedix Software Modules.

     6.2 Website Links.  During the Pilot Period and throughout the continuation of any  Production  Programs,  (a)  Cymedix  shall have the right and license to display the WPM logo,  with written prior approval from WPM, on the home page of
Cymedix.com,  the website maintained by Cymedix,  (b) Cymedix will maintain,  on the home page of its website,  a brief  description of the Pilot Program (or any
Production  Programs then in effect) as well as the capability for the hyperlink to the WPM  website,  (c) WPM shall have the right and  license  to display  the
Cymedix logo on the home page of the website  maintained  by WPM and (d) WPM may also maintain, on the home page of its website, a brief description of the Pilot
Program (or any Production Programs then in effect).

     6.3  Client  Newsletters.   During  the  Pilot  Period,  applicable  client
newsletters  published by WPM will have space reserved for promotional  material about  Cymedix,  with client  consent.  The content will be provided by Cymedix, subject to editorial modifications by WPM and clients, as appropriate.

     6.4  Industry  Conferences.  During  the Pilot  Period and  throughout  the continuation  of any  Production  Programs,  Cymedix  will  have  the  right  to participate as a co-exhibitor at industry conferences and other events where WPM is an exhibitor, as determined by WPM.

7. Fees for the Pilot Program.  During each month of the Pilot Period,  WPM will pay  Cymedix  a  fee  of  $10,000,  commencing  on  the  Commencement  Date,  in consideration  for which Cymedix shall waive all transaction  fees. In the event that WPM fails to timely satisfy any of its undertakings under Section 4 and the resulting  delays impair the ability of Cymedix to demonstrate its  satisfaction of the Pilot Criteria by the Termination Date, the Pilot Period will be extended for a period  approximating the length of those delays (the "Extension Period").
In that event,  WPM will  continue to pay Cymedix  the  foregoing  monthly  fees throughout the Extension Period. However, if Cymedix fails to timely satisfy any of its responsibility in Section 5 and delays occur, WPM will not be responsible for any monthly fees during the Pilot Extension Period.

8.  Representation  and Warranty of Cymedix.  Cymedix represents and warrants to
WPM that the RX Software and any other Cymedix Software Modules installed at the request of WPM or BCCA for the Pilot Program and, if implemented, the Production
Programs,  meet or exceed the requirements for encryption of authentications and identifications  as set forth in the HCFA  Internet  Security  Policy  issued on
November 24, 1998.

9.  Indemnification.  Each party (an  "Indemnifying  Party") shall indemnify and hold harmless the other party and its officers,  directors and other  affiliates
(each, an "Indemnitee") from and against any and all judgments, penalties, fines and amounts paid in  settlement,  including  any interest  assessments  or other charges payable in connection therewith, and all reasonable expenses,  including attorneys' fees,  retainers and  disbursements,  court costs,  experts' fees and travel  expenses  incurred by the Indemnitee in connection  with any threatened, pending  or  completed  action,  claim,  suit,  investigation,  hearing or other
proceeding,   whether   civil,   criminal,   administrative,    arbitrative   or
investigative,  any appeal  therein or any inquiry or  investigation  that could lead thereto,  to which the  Indemnitee  is, was or at any time becomes a party, arising  from the breach by the  Indemnifying  Party of its  representation  and warranty  under Section 8, in the case of Cymedix,  or Section 9, in the Case of
WPM.

10. Production Programs.

     10.1  Implementation of Production  Payment.  Prior to or at the end of the
Pilot Period, if the Pilot Criteria are satisfied,  WPM will provide  reasonable assistance to Cymedix in securing  definitive  agreements  with Health Plans for the implementation of Production Programs (the "Production Program Agreements")

     10.2 Transaction Fees for Production  Programs.  During the continuation of each Production Program,  Cymedix will seek to implement with each Health Plan a fee structure under which the sponsoring  Health Plan or, at its election,  each healthcare  service  provider under contract with that Health Plan  ("Production
Providers"),  will  undertake  to pay monthly fees to Cymedix for the use of the
Cymedix  Software  in an  amount  equal  to the  greater  of (a)  $100  for each
Production  Provider  location  covered  thereunder  or  (b)  the  total  of all
transactions   by  those   Production   Providers   at  $.50   per   transaction
(collectively, the "Production Fee Target").

11. Confidentiality.

     11.1  Confidentiality  Undertaking.  The  parties  acknowledge  that  their discussions and  implementation  of the Pilot Program may entail the exchange of confidential  information,  including  technical  specifications for the Cymedix
Software and  information  about  business  methods,  operations  and prospects, costs,  markets,  pricing  policies,  technical  processes and  applications and confidential patient records ("Information"). Each party agrees that, subject to the  exceptions  set forth  below,  for five years after the  Commencement  Date hereof,  it will  (a)  keep  all  Information  confidential,  (b)  refrain  from disclosing  any  Information  to any  person  or firm,  other  their  respective employees  and  agents  having a need to know and (c)  refrain  from  using  any
Information,  directly or indirectly,  for its own benefit or the benefit of any affiliate.

     11.2 Exceptions.  For purposes of this  undertaking,  Information shall not include  information  that (a) is in the public domain at the time of disclosure to a party,  (b) becomes part of the public  domain after  disclosure to a party through no fault,  act or failure to act, error or breach of this undertaking by the  recipient,  (c) is known to the  party  at the time of  disclosure,  (d) is discovered  by the party  independently,  (e)is  required  by order,  statute or regulation  of any  government  authority  to be disclosed to any court or other body, provided that the party shall notify the other party thereof to provide or afford it the opportunity to obtain a protective  order or other relief,  or (f)
is obtained  from a third party who has  acquired a legal right to disclose  the specific information.

     11.3  Remedies.  In  addition  to any  other  remedies  for  breach  of the
foregoing  confidentiality  undertakings,   the  parties  will  be  entitled  to
equitable relief in the event of any breach of threatened breach thereof. In the event of litigation relating thereto,  the prevailing party shall be entitled to recover the reasonable  legal fees incurred in connection  therewith,  including any appeal therefrom.

12.  Publicity.  Neither  party  shall  use the name of the  other  party in any marketing,  advertising or other public announcement about the subject matter of this letter without the other party's written consent.  A party desiring to make a public disclosure shall submit a draft thereto for prior approval by the other party,  which  will be deemed to have been  given if  comments  thereon  are not provided within 72 hours.

13.  Independent  Contracts.  Each party shall act as an independent  contractor hereunder,  with  sole  responsibility  for its own  operations,  personnel  and operating  expenses,  and nothing contained in this Agreement shall be construed to create a partnership or joint venture between parties.

14. Assignability. This Agreement and a party's rights and obligations hereunder may not be assigned  for any reason  without  the  written  consent of the other party.

15. Waive of  Provisions.  The waiver of  compliance at any time with any of the provisions,  terms  or  conditions  contained  in this  Agreement  shall  not be considered a waiver of the provision,  term or condition itself or of any of the other  provisions,  terms or conditions  hereof.  Any waiver  hereunder  must be express and in writing by the party agreeing to waive any right hereunder.

16.  Integration.  This Agreement  contains the entire  agreement of the parties with respect to the subject matter hereof.

17.  Amendment.  This  Agreement  shall not be amended or  modified  except by a written instrument signed by both parties.

18.  Governing Law. This Agreement and the rights and obligations of the parties shall be governed by and construed in  accordance  with the laws of the State of
California,  excluding  any  conflict  of laws  rules  of that  State  or  other principle that might refer the governance or  construction  of this Agreement to the laws of another jurisdiction.

19. Binding Effect.  The terms,  conditions and provisions of this Agreement and all  obligations  of the  parties  shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

20. Notices.  Any notice given under this Agreement shall be made in writing and shall be  deemed to have been duly  given or made if  delivered  personally,  or mailed (postage  prepaid by registered or certified  mail), or sent by facsimile to the parties at their respective addresses set forth below. Any notice so sent shall be deemed to have been  given or  delivered  at the time that it is either
(i)  personally  delivered  or (ii)  within  two  business  days  after the date deposited in the United  States mail or one  business  day after  delivery to an overnight  courier,  if sent by  mail or  courier,  or  (iii)  when  receipt  is acknowledged, if sent by facsimile, as the case may be. Any party may change its address by giving  notice in  writing,  stating  its new  address,  to the other party.

If to WPM:                                  with a copy to:

Wellpoint Pharmacy Management               WellPoint Health Networks, Inc.
4553 La Tienda Drive                        1 WellPoint Way
Thousand Oaks, CA  91362                    Thousand Oaks, CA  91362

Attention: Michael Nameth,                  Attention: General Counsel
           General Manager

If to Cymedix:                              with a copy to:

Cymedix Corporation                         Medix Resources, Inc.
One Boardwalk - Suite 200                   7100 E. Belleview Avenue - Suite 301
Thousand Oaks, CA  91360                    Englewood, CO  80111

Attention: David Pfeil,                     Attention: John P. Yeros,
           Vice President                              President

21.  Counterparts.  This  Agreement  may be  executed  in any number of separate counterparts that together shall constitute but one and the same Agreement.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date and year first above written.

                                                  CYMEDIX LYNX CORPORATION

                                                  By: /s/ John P. Yeros
                                                      John P. Yeros
                                                      President

                                                  By: /s/ Michael A. Nameth,
                                                      Michael A. Nameth,
                                                      General Manager

                                                                      Schedule A

               INITIAL PILOT TASKS FOR WELLPOING PHARMACY MANAGEMENT

WellPoint  Pharmacy  Management  ("WPM") will be responsible  for completing the following  tasks as soon as  practicable  after  acceptance of the  accompanying letter  agreement.  Capitalized  terms used in this Schedule A and not otherwise defined  shall have the  respective  meanings  ascribed to them in the letter of intent.

     1.   WPM will provide a secured, non-dial up Internet access to the Cymedix host PC located on site at WPM, within WellPoint security policy.

     2.   WPM will replace  current pilot equipment from Cymedix with equivalent or  better  equipment  to  serve  as the  WPM PC and  Cymedix  host PC dedicated to the Pilot Program.

     3.   WPM and Cymedix will create a task plan (Project  Plan)  outlining the remaining  information systems issues to be resolved for the Pilot and
          Production Programs,  Both parties will work together to resolve those issues to meet the time schedule and responsibilities  outlined in the
          Project Plan.

                                                                      Schedule B

WPM EQUIPMENT REQUIREMENTS

 Quantity                    Description                    Unit Cost    Total Cost
---------  -----------------------------------------------  ---------    ----------
           Apollo  Series  PC,  or  equivalent,  Mid-tower
            case,  P3 550 mhz,  125 megs  ram,  8.4  gigs,
            3c905b,  Windows 98, PCI modem,  with  monitor
    2       to be supplied by WPM                            $  1,635    $   3,270

           Apollo  Series  PC,  or  equivalent,  Mid-tower
            case,  P3 550 mhz,  125 megs  ram,  8.4  gigs,
            2x3c905b,  Windows 98, PCI mode,  with monitor
    2       to be supplied by WPM                               1,700        3,400

    4      2 gig Jaz Drives with extra 3 pack of disks            654        2,616

    4      Pc Anywhere Host Only Version                          120          480

    2      Cat 5 X-Over Cable                                      20           40

    2      Watchdog PCI Card                                      200          400

    2      Set up fee                                             150          300
                                                             --------    ---------

           Total                                                         $  10,506
                                                                         =========

           Dial-up modem Internet  connection  monthly fee
    1       (for test system)                                                   20

           DSL  Internet   connection  (minimum  of  128KB
            upstream    and    downstream)    modem    and
    1       installation fees                                                  700

    1      Estimated monthly DSL service fee                                    99